EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Replimune, Inc. (the “Company”) and Christopher Sarchi (the “Executive”) as of December 30, 2022.
WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve in such capacity on behalf of the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1.Employment.
(a)Term. The initial term of this Agreement shall begin on December 30, 2022 (the “Effective Date”), and shall continue for two years, unless the Executive’s employment is sooner terminated in accordance with Sections 6, 7, 8, 9, 10 or 11. Unless earlier terminated, the term of this Agreement shall automatically renew for periods of one year unless either party gives the other party written notice at least 90 days prior to the end of the then existing term that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.”
(b)Duties.
(i)During the Term, the Executive shall serve as the Chief Commercial Officer of the Company, with duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Chief Executive Officer.
(ii)The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder. The Executive acknowledges that during any prior employment, he may have had access to trade secrets or proprietary information of his prior employer that may continue to be of value to his prior employer. The Executive represents that he will not disclose his prior employer’s trade secrets or proprietary information to anyone within the Company, use those trade secrets and proprietary information in the course of his duties with the Company or bring those trade secrets and proprietary information onto the Company’s premises.
(c)Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and may be engaged in other business activities only to the extent the Executive has received the prior written consent of the Board of Directors of the Company (the “Board”) and such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 15 below.

(d)Principal Place of Employment. The Executive understands and agrees that his principal place of employment will be in the Company’s offices located in Woburn, MA, or elsewhere in the Boston, MA metropolitan area, and that the Executive will be required to travel for business in the course of performing his duties for the Company. For clarity, given the Coronavirus pandemic, it is acknowledged that the Executive may work remotely or with flexibility in scheduling days on site per Company policies adopted, modified and/or changed from time to time in response to the pandemic and other such factors.
2.Compensation.
(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $440,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Chief Executive Officer, pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate. The Compensation Committee may take any actions of the Board pursuant to this Agreement.
(b)Annual Bonus. The Executive shall be eligible to be awarded an annual discretionary bonus for each fiscal year during the Term, based on the establishment and attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”) in its sole discretion. The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 40% of the Executive’s annual Base Salary, and the actual Annual Bonus awarded, if any, may be more or less than the target amount, as determined by the Compensation Committee in its sole discretion. Any Annual Bonus awarded shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that the Executive must be employed in good standing on the date that the Executive’s Annual Bonus is paid. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company, including the requirement as to continued employment in good standing, subject to the provisions of Section 7 below.
(c)Sign-On Bonus. As an inducement for the Executive to join the Company in the role of Chief Commercial Officer, the Company shall pay the Executive a sign-on bonus in the aggregate amount of $50,000 (the “Sign-On Bonus”). The Sign-On Bonus will be paid in one lump sum within 30 days following the Effective Date, provided that the Executive is employed on the payment date. The Sign-On Bonus shall not be for services rendered, but is an incentive payment to encourage the Executive to commence employment with the Company. As such, the Executive will be required to repay a prorated amount of the Sign-On Bonus paid to him if, prior to the first anniversary of the Effective Date, the Executive’s employment terminates either (1) by the Company for Cause (as defined below), or (2) by the Executive for any reason other than Good Reason (as defined below). The prorated amount shall be determined by multiplying the Sign-On Bonus by a fraction, the numerator of which is the days between the Effective Date and the termination date and the denominator of which is 365.
(d)Equity Awards. Subject to the approval of the Compensation Committee, which has already been obtained contingent on the Executive’s commencement of employment, as an inducement for the Executive to join the Company in the role of Chief Commercial Officer and agree to the restrictive covenants set forth below, the Executive will be granted the Option and the Restricted Stock Units (as further described below), which are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules and will be granted outside of the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”). Although granted as inducement awards outside of the Plan, the Option and the Restricted Stock Units shall be subject to the terms of the Plan as if issued thereunder.

(i)Stock Option. The Executive will be granted a nonqualified stock option to purchase 82,500 shares of Company common stock, subject to the terms of the nonqualified stock option agreement for inducement grants provided by the Company (the “Option”). Vesting and exercisability of the Option will be over four years from the date of grant with 25% vesting and becoming exercisable on the first anniversary of the date of grant, and the remainder vesting and becoming exercisable in substantially equal monthly for three years thereafter. The exercise price of the Option will be the closing price of the Company’s common stock on the date the Option is granted.
(ii)Restricted Stock Units. The Executive will be granted 55,000 restricted stock units, subject to the terms of the restricted stock unit agreement for inducement grants provided by the Company (“Restricted Stock Units”). The Restricted Stock Units will vest as to 25% on November 15, 2023 and the remainder will vest in substantially equal annual installments for three years thereafter.
3.Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans, and programs available to similarly-situated employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate (as defined below) of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
4.Paid Time-Off. During the Term, the Executive shall be entitled to paid time-off, in accordance with the Company’s paid time-off policy, as may be in effect from time to time. Pursuant to the Company’s current paid time-off policy, executive-level employees (Vice President and above) have the flexibility to take time off as needed to achieve balance in their lives and to deliver exceptional results when on the job. Such flexible time-off policy does not designate a set number of vacation days per year, but allows the Executive to set a schedule that works for him, as long as it does not disrupt Company operations or otherwise conflict with Executive’s responsibilities and obligations pursuant to Section 1(c).
5.Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
6.Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon 30 days’ advance written notice, subject to the Company’s right to suspend or relieve the Executive of all duties, or to pay in lieu with respect to all or any portion of such notice period. The Executive may initiate a termination of employment by resigning for Good Reason, as described below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, whether before or after the Change of Control Protection Period (as defined below), if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
(a)The Company will pay the Executive an amount equal to the Executive’s Base Salary. Payment shall be made over the 12-month period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

(b)Provided that the Executive is eligible for and timely elects continuation coverage under COBRA, the Company will reimburse the Executive on a monthly basis for the COBRA premiums the Executive pays for continued health care coverage under the Company’s group health plans for the Executive and the Executive’s eligible dependents (“COBRA Reimbursement”). The Company will pay the Executive the COBRA Reimbursements for the period from the Executive’s termination date until the earliest to occur of (i) the end of the 12-month period following the Executive’s termination date; (ii) the date the Executive becomes eligible for group health insurance coverage through a subsequent employer; or (iii) the date the Executive ceases to be eligible for COBRA coverage for any reason, including the Executive ceasing to pay the applicable COBRA premiums (each of the events described in (ii) or (iii) in this Section 6(b) shall be referred to herein as a “Disqualifying Event”). The Executive is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the period during which the Company pays the COBRA Reimbursements.
(c)The Company shall pay any other amounts earned, accrued, and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.
7.Change of Control Termination. Notwithstanding the foregoing upon termination by the Company without Cause or resignation by the Executive for Good Reason, in each case on or within 12 months following a Change of Control (as defined in the Plan, or a successor to the Plan) (the “Change of Control Protection Period”), and provided that the Executive executes and does not revoke a written Release, then the Executive shall be entitled to receive, in lieu of any payments under Section 6 of this Agreement or any severance plan or program for employees or executives the following:
(a)The Company will pay the Executive an aggregate amount equal to the sum of (x) the Executive’s Base Salary, plus (y) the Executive’s target Annual Bonus for the year of termination. Payment shall be made over the 12-month period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.
(b)Provided that the Executive is eligible for and timely elects continuation coverage under COBRA, the Company will pay the Executive the COBRA Reimbursements for the period from the Executive’s termination date until the earliest to occur of (i) the end of the 12-month period following the Executive’s termination date or (ii) a Disqualifying Event. The Executive is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the period during which the Company pays the COBRA Reimbursements.
(c)The Company shall pay any Accrued Obligations, regardless of whether the Executive executes or revokes the Release.
8.Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.
9.Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 30 days’ prior written notice to the Company, subject to the Company’s right to suspend or relieve Executive of all duties, or to pay in lieu with respect to all or any portion of such notice period. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.
10.Disability. If the Executive incurs a Disability during the Term, in accordance with applicable law, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan; provided that if the Executive is not covered under the Company’s long-term disability plan, “Disability” shall mean the Executive is unable to perform the essential functions of the job, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, subject to applicable law.
11.Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay any Accrued Obligations to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
12.Resignation of Positions. Effective as of the date of any termination of employment for any reason, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).
13.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” shall mean a determination by the Board that the Executive (i) has breached this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement or obligations with the Company; (ii) committed an act of dishonesty, fraud, embezzlement or theft; (iii) engaged in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (iv) failed to perform satisfactorily the material duties of the Executive’s position (other than by reason of Disability) after receipt of a written warning from the Board; (v) committed a felony or any crime of moral turpitude; or (vi) materially failed to comply with the Company’s code of conduct or employment policies.
(b)“Good Reason” shall mean, the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:
(i)A material diminution by the Company of the Executive’s authority, duties or responsibilities;
(ii)A material and permanent change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);

(iii)A material diminution in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly-situated executives in substantially the same proportions;
(iv)Any action or inaction that constitutes a material breach by the Company of this Agreement; or
(v)The Company elects not to renew the Term of this Agreement pursuant to Section 1(a) above for any reason other than Cause or Disability and does not offer the Executive continued employment on substantially similar terms as set forth in this Agreement.
The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period. If the Executive does not provide written notice of termination for Good Reason to the Company within 30 days after an event constituting Good Reason, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such event.
(c)“Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in a standard form determined by and acceptable to the Company and shall include the Restrictive Covenants set forth in Section 15.
14.Section 409A.
(a)This Agreement is intended to comply with section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.
(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service,” if required under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the

Release, directly or indirectly, result in the Executive’s designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(c)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
15.Restrictive Covenants.
(a)Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the one-year period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the Restricted Area. The term “Competitive Business” means any activities or services conducted by any third party with respect to the research, development, marketing, manufacturing or sale of oncolytic immunotherapies that are similar to the activities or services the Executive has performed (or gained Proprietary Information about (as defined below)) at any time during the last two years of the Executive’s employment with the Company. The term “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which the Company or any of its Affiliates has material business operations as of the date on which the Executive’s employment terminates and in which the Executive has provided services or had a material presence or influence at any time during the last two years of the Executive’s employment with the Company or its Affiliates. The Executive agrees that the Base Salary provided for in Section 2(a), the Annual Bonus percentage opportunity provided for in Section 2(b), the Sign-On Bonus provided for in Section 2(c), the separation benefits provided for in Section 6 and the Change of Control Termination benefits provided for in Section 7, are fair and reasonable consideration for the Executive’s compliance with this Section 15(a). The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate, that by virtue of the Executive’s position and scope of responsibilities, the Executive has and will provide services and will have a material presence or influence within the Restricted Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. For purposes of this Agreement, the term “Affiliate” means the Company’s sole shareholder, any subsidiary of the Company or other entity under common control with the Company. The Company shall not enforce this Section 15(a) if it terminates the Executive’s employment without Cause as defined in Section 13(a). The Executive shall not be entitled to any payments under Sections 6 or 7, however, unless he executes and does not revoke a Release containing the Restrictive Covenants set forth in Section 15, including a one-year post-employment non-compete restriction.
(b)Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).
(c)Nonsolicitation of Business Partners. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of a Competitive Business, any (i) business partner or (ii) prospective business partner of the Company or an Affiliate who is or was identified through leads developed during the course of the Executive’s employment or service with the Company, in each case, with whom the Executive was involved as part of the Executive’s job responsibilities during the Executive’s employment or service with the Company, or regarding whom the Executive learned Proprietary Information (as defined below) during the Executive’s employment or service with the Company.
(d)Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Proprietary Information does not include information which (i) was disclosed in response to a valid order by a court or other governmental body, where the Executive provided the Company with prior written notice of such disclosure, (ii) was or becomes generally available to the public other than as a result of disclosure by the Executive or any of the Executive’s agents, advisors or representatives, (iii) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of the information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation, or (iv) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.
(e)Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(f)Work Made for Hire; Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and intellectual property rights therein, including, without limitation, the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or intellectual property rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or intellectual property rights or any Proprietary Information, materials, software, or other tools made available to the Executive by the Company.
(g)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will (i) deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (ii) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii)  to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during employment with the Company, permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.
(h)Future Cooperation. The Executive agrees that, following the termination of his employment, he will cooperate fully with the Company, upon request, in relation to (i) transitioning the Executive’s job duties to his successor and any other operational issues that may arise in connection with his separation from employment; and (ii) the Company’s defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, arbitrations, or internal or external investigations (or audits or reviews of any type) arising out of events or matters that occurred during the Executive’s employment by the Company or to which he is otherwise a relevant witness.
(i)Tolling. Notwithstanding the foregoing, should the Executive violate any of the restrictive covenants in this Section 15, then the period of the Executive’s breach of such covenant (“Violation Period”) shall stop the running of the corresponding Restriction Period. Once the Executive resumes compliance with the restrictive covenant, the Restriction Period applicable to such covenant shall be extended for a period equal to the Violation Period so that the Company enjoys the full benefit of the Executive’s compliance with the restrictive covenant for the duration of the corresponding Restriction Period.
16.Legal and Equitable Remedies.
(a)Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable.
(b)The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consents to the exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
(c)Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 15, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, or Section 7 hereof, as applicable, shall cease. In such event, and in addition to any legal and equitable remedies permitted by law, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Sections 6 and 7 hereof (other than Sections 6(c) and 7(c)), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.
17.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
18.No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
19.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
(c)All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
20.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
    If to the Company, to:
Replimune, Inc.
500 Unicorn Park
Woburn, MA 01801
Attn: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
One Federal Street

Boston, MA 02110
Attn: Benjamin Stein

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
21.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.
22.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
23.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.
24.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
25.Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws; provided, however, the Executive shall not be entitled to indemnity to the extent any such legal action, proceeding or investigation arises out of or relates to any act or omission by the Executive determined to be the result of the Executive’s own gross negligence, fraud, willful or intentional misconduct or your breach of any law or fiduciary obligations, or any claims brought by the Executive against the Company or any of its Affiliates or any counterclaims brought by the Company or any of its Affiliates against the Executive. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. The Executive agrees to notify the Company promptly upon becoming aware of any claim or potential claim asserted against him arising from the performance of his job duties.
26.Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.
27.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
28.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Massachusetts without regard to rules governing conflicts of law.
29.Acknowledgements. The Executive acknowledges (a) that the Company hereby advises him to consult with legal counsel prior to signing this Agreement, (b) that he has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, (c) that he has been provided with this Agreement a minimum of 10 business days prior to the date this Agreement becomes effective, and (d) that the post-employment noncompetition and nonsolicitation provisions are supported by fair and reasonable consideration.
30.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.
                REPLIMUNE, INC.

                 /s/ Philip Astley-Sparke
                Name: Philip Astley-Sparke
                Title: Chief Executive Officer

                EXECUTIVE
                 /s/ Christopher Sarchi
                Name: Christopher Sarchi